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                                                                    Exhibit 99.1



Analyst Contact:                                         Media Contact:
John D. Sanford                                          William J. Plunkett
(630) 572-8803                                           (630) 572-8898



         WASTE MANAGEMENT SIGNS FIVE-YEAR CONTRACT WITH CEO LEMAY AND
                   PROVIDES DETAILS OF COMPENSATION PACKAGE

     Oak Brook, Illinois, August 8, 1997 -- Waste Management, Inc. said today that Ronald T. LeMay has signed a five-year contract with the Company as Chairman and Chief Executive Officer which includes a compensation package closely aligning his interests with those of the Company's shareholders.

     Under the agreement, Mr. LeMay's compensation package will include the following:

  .  An annual salary of $1.5 million.

  . Annual cash incentive compensation targeted at 80 percent of base salary. The annual incentive award will be totally dependent on the Company's ability to reach performance goals under its recently adopted EVA/(R)/ program. EVA/(R)/, or Economic Value Added, is a financial performance measure closely correlated to shareholder value. Depending upon the Company's performance as measured by EVA/(R)/, his incentive award could range from zero to an amount exceeding the 80 percent level. (Because Mr. LeMay is forfeiting his opportunity for an annual incentive award from his former employer, Sprint Corporation, Waste Management is guaranteeing an incentive award of $1 million for 1997.)

  . Participation in the Company's long-term incentive plan, which provides for opportunities to receive cash awards depending on the Company's total stockholder return over successive three-year periods. Under this plan, no award is paid unless and until the Company's total return to stockholders places it at or above the 50th percentile of the 30 companies comprising the Dow Jones Industrial Average over the performance period. Additionally, the plan requires that one-half of any award paid under the plan be deferred for three years and be treated as if invested in Waste Management shares. (Because Mr. LeMay has forfeited long-term incentive awards from Sprint, he has been guaranteed awards of $350,000 and $250,000 for the performance periods ending in 1998 and 1999, respectively.)

  . Option grants to buy 500,000 shares of Waste Management stock in each of four years beginning in April 1998. The strike price will be equal to the fair market value of Waste Management stock at the time the options are issued. (Each grant will vest in nine and one-half years from the date of
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     the grant. However, if the price of Waste Management's shares appreciates by more than 60 percent within five years of each grant, that grant will be exercisable at the end of the five-year period. No other options will be granted until the year 2002.)

     "The package the Board approved for Ron appropriately compensates him for his world-class experience in both fixing and building businesses, his demonstrated ability to create value for stockholders, and the significant consideration he left on the table in order to join Waste Management," said Peer Pedersen, the senior director who led the Board's search committee and serves as Chairman of the Board's Compensation and Stock Option Committee. "We designed Ron's package to be heavily weighted with equity and equity-based incentives so that he is rewarded when our stockholders are rewarded. It is a competitive contract -- particularly for such a competitive executive. We reiterate our enthusiasm for Ron as the right individual for the job at hand."

     Waste Management noted that in addition to the salary, annual and long-term incentive compensation opportunity and stock options that are designed to be competitive with the pay packages of Chief Executive Officers of large multinational companies, Mr. LeMay's contract also provides for sign-on incentives to induce him to leave Sprint Corporation and to replace compensation he forfeited upon leaving his former employer. These incentives include:

  . An award of 353,000 restricted shares of Waste Management stock, vesting at a rate of 20 percent per year.

  . A grant of 10-year options to purchase a total of 2 million shares of Waste Management stock at a strike price of $33.10 per share.

  . A grant of stock appreciation rights with respect to 500,000 shares of Sprint Corporation at a strike price of $48 per share, which become exercisable in five years.

  . A grant of stock appreciation rights with respect to an additional 500,000 shares of Sprint Corporation stock vesting if Sprint's stock price doubles over the next six years. If this growth rate is not achieved, these stock appreciation rights will not vest.

     The Company said today that Mr. LeMay has resigned his positions on the Boards of Directors of Mercantile Bank of Kansas City and Imation Corporation. He is limiting his outside Board memberships to Yellow Corporation and Ceridian Corporation.

     Waste Management, Inc. is the world's leading provider of comprehensive waste management services. Based in Oak Brook, Illinois, the Company operates through its principal subsidiaries in North America and in select international markets.
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